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                                                        Exhibit 10(c)


DESCRIPTION OF SPRINT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


     The Sprint Supplemental Executive Retirement Plan
(SERP) supplements the benefits of certain executives whose retirement income under the Sprint Retirement Pension Plan (the "Qualified Plan") is limited in accordance with Sections 415 or 401(a)(17) of the Internal Revenue Code of 1986 (the "Code"). The SERP restores a participant's overall retirement income to a level which would have been payable under the Qualified Plan absent either such limitation. Accordingly, the benefit paid under the SERP equals the excess of the monthly retirement income benefit payable under the Qualified Plan without regard to the restrictions on retirement income benefits under Sections 415 and 401(a)(17) of the Code over the participant's actual retirement income benefit under the Qualified Plan.

     The SERP also provides for a mid-career pension enhancement for certain participants. Subject to the approval of the Organization and Compensation Committee of Sprint's Board of Directors, Sprint's Chief Executive
Officer may recommend that an executive (who is Senior Vice
President or above) be credited with additional years of service based on his or her relevant business experience with another company prior to his or her employment with Sprint or a subsidiary. If approved for a mid-career pension enhancement, a participant's overall retirement income will be determined in accordance with the benefit formula for calculating benefits under the Qualified Plan including the additional years of service granted.
Accordingly, the benefit paid under the SERP equals the excess of the monthly retirement income benefit payable under the Qualified Plan including the additional years granted over the participant's actual retirement income benefit under the Qualified Plan. This benefit is further reduced by any retirement benefits actually received by the participant by his or her former employers.